Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Bob McCormick

414-362-3868

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES ACQUISITION OF ASSETS OF TRYNEX

Deal Strengthens Market Leading Position in Snow and Ice Control

And Offers New Platforms For Growth

May 6, 2013 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, today announced that it has completed the acquisition of substantially all the assets of TrynEx, Inc. the leader in truck mounted salt and sand spreader equipment under the brand name SnowEx. TrynEx also provides turf application and industrial attachment products under the brand names TurfEx and SweepEx.

“Today’s announcement is incredibly positive for both Douglas Dynamics and TrynEx and strengthens our position as a market leader in both snow and ice control solutions,” said James L. Janik, President and Chief Executive Officer of Douglas Dynamics, Inc. “This transaction represents an opportunity for Douglas Dynamics to further enhance our product portfolio and expand the breadth and depth of our capabilities in snow and ice control, while also exploring new growth channels across market adjacencies and expanding our reach to new geographies.”

“TrynEx is pleased to be joining the Douglas Dynamics family and we believe this is an exciting opportunity for our Company to expand and grow as part of a larger organization,” said Chuck Truan, President of TrynEx, Inc. “Both businesses have similar core values and serve a similar marketplace through different channels, which provides us with opportunities to carve out new markets, leverage shared expertise and introduce both companies’ products to new audiences.”

Details of the Transaction

Douglas Dynamics has acquired substantially all the assets of TrynEx, Inc. for a purchase price of $26 million. Acquired assets include TrynEx’s full line of product offerings from its SnowEx, TurfEx and SweepEx brands and access to TrynEx’s network of approximately 1,500 authorized dealers worldwide spanning 26 countries.  The acquisition of the Trynex assets is expected to be accretive to earnings per share on a full-year basis and free cash flow positive on a standalone basis in 2014.

Douglas Dynamics remains in a strong financial position and is committed to its capital allocation strategy of paying a dividend to its shareholders, paying down debt and pursuing strategic acquisitions at disciplined valuations to add shareholder value.

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The acquisition was funded through the use of Douglas Dynamics’ existing asset based revolving line of credit.

For additional information on this transaction, please see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission today.

About the Combined Company

The current management of Douglas Dynamics will remain in place and continue to lead the combined Company. The TrynEx business will continue to operate as it does today as a division of Douglas Dynamics, marketing its SnowEx, TurfEx and SweepEx brands under the leadership of its current management team.

Upon completion of the deal, Douglas Dynamics will leverage its lean manufacturing expertise to deliver enhanced service to customers and drive synergies.

Webcast Information

The Company will host an investor conference call to discuss earnings and the transaction tomorrow, Tuesday, May 7, 2013 at 10:00 a.m. Central Time. The conference call will be available on the Internet through the Investor Relations section of the Company’s website at www.douglasdynamics.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Douglas Dynamics is the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, which consists of snowplows and sand and salt spreaders, and related parts and accessories. The Company sells its products under the WESTERN®, FISHER® and BLIZZARD® brands which are among the most established and recognized in the industry. Additional press releases and investor relations information is available at www.douglasdynamics.com.

About TrynEx

TrynEx is a global manufacturer of truck mounted ice control spreader and sprayer equipment under the brand name SnowEx.  TrynEx also manufactures and sells a full range of turf control and other commercial/industrial grounds maintenance products under the brand names TurfEx and SweepEx. The Company is based in Madison Heights, MI. Additional information regarding TrynEx is available at www.trynexfactory.com]

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, a significant decline in economic conditions, our inability to maintain good relationships with our distributors, lack of available or favorable financing options for our end-users or distributors, increases in the price of steel or other materials necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel, the inability of our suppliers to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the Trynex assets and unexpected costs or liabilities related to the acquisition of the Trynex assets, as well as those factors discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2012. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

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